Exhibit 23.3


                         INDEPENDENT AUDITOR'S CONSENT


As independent certified public accountants, we hereby consent to the incorporation in the Registration Statement on Form SB-2 of our report dated April 15, 2003 relating to the December 31, 2002 and 2001 financial statements of Solar Touch Limited and to the reference to this firm under the caption "Experts" in the Prospectus.



Thomas Leger & Co. LLP


Houston, Texas
November 12, 2003